UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported September 6, 2011

NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND (State of other jurisdiction of incorporation)	000-53673 (Commission File Number)	33-0841255 (I.R.S. Employer Identification No.)
1282 Pacific Oaks Place Escondido, California 92029 (Address of principal executive offices) (Zip Code)
(760) 471-8536 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On September 6, 2011, NetREIT, Inc., a Maryland corporation (“Company”) entered into a Property Contribution Agreement and Joint Escrow Instructions (“Agreement”) to form, organize, and capitalize a proposed California limited partnership with LGI Delaware, LLC, a Delaware limited liability company (“LGI”).

Under the Agreement, LGI will contribute its fee interest in real property in two adjacent multi-tenant industrial properties located in National City, California (“Property”).  The Company will contribute an estimated $500,000 and approximately 1,532 shares of $1,000 liquidation value, 6.3% preferred stock to capitalize the limited partnership.  The contribution value of the Property under the agreement is approximately $14,500,000 less the unpaid balance of the current loan secured by the Property (approximately $12,500,000) and certain costs and Property related payments the proposed partnership will pay of approximately $470,000.  LGI and the Company will receive interests in the Partnership based on their respective cash and non-cash contributions.

The Company has until approximately October 18, 2011 (the 'due diligence period"), to review and accept pertinent documents including but not limited to the preliminary title report, physical inspections, environmental and natural hazard plans, permits, reports and related information, contracts, leases, and historical financial information.   Consummation of the transaction is also contingent on the proposed partnership either assuming the unpaid balance of the loan currently on the Property or obtaining replacement reasonably acceptable to the Company  and LGI in accordance with the Agreement. The Company can provide no assurance that the acquisition will be completed.

The Company anticipates closing the transaction fifteen (15) days after removal of all contingencies, which is expected to occur in early November 2011, subject to the satisfaction of customary closing conditions and extensions permitted under the Agreement.

The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.21 and incorporated herein by reference.

The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agreement are made only for purposes of the Agreement and as of specified dates, are solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may be made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Seller, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01                      Financial Statements and Exhibits

10.21	Property Contribution Agreement and Joint Escrow Instructions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT, Inc.
Date: September 13, 2011	By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Chief Financial Officer